Product supplement no. 870-I To prospectus dated May 30, 2006 and prospectus supplement dated May 30, 2006	Registration Statement no. 333-134553 Dated December 5, 2007 Rule 424(b)(2)

LEHMAN BROTHERS HOLDINGS INC.

Return Enhanced Notes Linked to a Basket Consisting of Common Stocks

General

•

Lehman Brothers Holdings Inc. may from time to time offer and sell return enhanced notes linked to a weighted basket consisting of specified common stocks, which we refer to as Basket Stocks. This product supplement no. 870-I describes terms that will apply generally to the return enhanced notes and supplements the terms described in the accompanying base prospectus and MTN prospectus supplement. A separate term sheet or pricing supplement, as the case may be, will describe the Basket Stocks and the terms that apply specifically to the notes, including any changes to the terms specified below. We refer to the term sheets and pricing supplements generally as terms supplements. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus and MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

•	The notes are the senior unsecured obligations of Lehman Brothers Holdings Inc.

•	Payment is linked to the performance of the Basket (as defined below).

•

Your investment will be fully exposed to any decline in the level of the Basket. You will lose some or all of your investment at maturity if the Ending Basket Level is below the Initial Share Price (or the Strike Level, if applicable). The issuers of the Basket Stocks are not affiliates of ours and are not receiving any of the proceeds of any note offering. The obligations under the notes are our obligations only and the issuers of the Basket Stocks will have no obligations of any kind under the notes.

•	Investing in the notes is not equivalent to investing in either the Basket or any of the Basket Stocks.

•	For important information about tax consequences, see “Certain U.S. Federal Income Tax Consequences” beginning on page SS-22.

•	Minimum denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement.

•	The minimum initial investment will be specified in the relevant terms supplement.

•	The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Key Terms

Basket:	The basket to which the notes are linked (the “Basket”). The Basket will be composed of the common stocks of companies specified in the relevant terms supplement (each, a “Basket Stock” and, together, the “Basket Stocks”). The weights of the Basket Stocks will be equal unless otherwise specified in the relevant terms supplement and will be fixed for the term of the notes.

Payment at Maturity:

If the Ending Basket Level is equal to or above the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Total Return, if applicable, on the notes. The “Maximum Total Return”, if applicable, on the notes will be a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, the appreciation potential of the notes will be limited to any Maximum Total Return if the Basket Return multiplied by the Participation Rate is greater than or equal to the Maximum Total Return. Subject to the Maximum Total Return, if applicable, on the notes, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + [$1,000 × (Basket Return × Participation Rate)].

If the Ending Basket Level is equal to the Starting Basket Level (or the Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

(continued on next page)

Investing in the Return Enhanced Notes Linked to a Basket Consisting of Common Stocks involves a number of risks. See “ Risk Factors” beginning on page SS-1 in this product supplement no. 870-I.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this product supplement no. 870-I, the accompanying base prospectus, MTN prospectus supplement, relevant terms supplement or other related prospectus supplements, if any. Any representation to the contrary is a criminal offense.

LEHMAN BROTHERS

December 5, 2007

Key Terms (continued)

For notes with a Buffer Amount:

For notes with a buffer, if the Ending Basket Level is less than the Starting Basket Level (or the Strike Level if applicable), but not by more than the Buffer Amount, you will receive a cash payment per $1,000 principal amount note of $1,000.

For notes with a buffer, if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) by more than the Buffer Amount, for every 1% decline of the level of the Basket beyond the Buffer Amount, you will lose an amount equal to, 1% of the level of the principal amount of your notes. Under these circumstances, you will receive a cash payment per $1,000 principal amount note calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + [$1,000 × (Buffer Level + Basket Return)].

You will lose some or all of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable) by more than the Buffer Amount.

For notes without a Buffer Amount:

For notes without a buffer, your investment will be fully exposed to any decline in the level of the Basket. If the Ending Basket Level is below the Starting Basket Level, you will lose 1% of your principal for every 1% decline of the level of the Basket relative to the Basket Starting Level. Under these circumstances you will receive a cash payment per $1,000 principal amount note calculated, unless otherwise specified in the relevant terms supplement, as follows:

$1,000 + ($1,000 × Basket Return)

For notes without a buffer, you will lose some or all of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or the Strike Level, if applicable).

Participation Rate:	As specified in the relevant terms supplement.

Buffer Amount:	As specified in the relevant terms supplement.

Basket Return:	Unless otherwise specified in the relevant terms supplement:

Ending Basket Level - Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)

Starting Basket Level:	Unless otherwise specified in the relevant terms supplement, set to equal 100 on the pricing date or such other relevant date or dates as are specified in the relevant terms supplement.

Ending Basket Level:	The Basket Closing Level on the Valuation Date, or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other date or dates as are specified in the relevant terms supplement.

Strike Level:	The relevant terms supplement may specify a value other than the Starting Basket Level to be used for calculating the Basket Return and the amount payable at maturity, if any. For example, the relevant terms supplement could specify that a Strike Level equal to 95% of the Starting Basket Level is to be used to calculate the Basket Return.

Stock Adjustment Factor:	Unless otherwise specified in the terms supplement, the Stock Adjustment Factor will be set initially at 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Basket Stocks. See “Description of Notes—Anti-dilution Adjustments.”

Valuation Date(s):	The Ending Basket Level will be calculated on a single date, which we refer to as the Valuation Date, or on several dates, each of which we refer to as an Averaging Date, as specified in the relevant terms supplement. We refer to such dates generally as Valuation Dates in this product supplement. Any Valuation Date is subject to postponement in the event of certain Market Disruption Events and as described under “Description of Notes—Payment at Maturity.”

Maturity Date:	As specified in the relevant terms supplement. The Maturity Date of the notes is subject to postponement in the event of certain Market Disruption Events and as described under “Description of Notes—Payment at Maturity.”

TABLE OF CONTENTS

Product Supplement

SS-i

Cautionary Statement Regarding Forward-Looking Statements	6
Use of Proceeds	7
Ratios of Earnings to Fixed Charges and of Earnings to Combined Fixed Charges and Preferred Stock Dividends	7
Description of Debt Securities	8
Description of Warrants	19
Description of Purchase Contracts	23
Description of Preferred Stock	27
Description of Depositary Shares	30
Description of Common Stock	32
Description of Units	34
Form, Exchange and Transfer	37
Book-Entry Procedures and Settlement	38
United States Federal Income Tax Consequences	40
Plan of Distribution	54
Certain ERISA Considerations	58
Where You Can Find More Information	58
Legal Matters	59
Experts	59

The relevant terms supplements, this product supplement no. 870-I and the accompanying base prospectus and MTN prospectus supplement contain the terms of the notes. In making your investment decision, you should rely only on the information contained or incorporated by reference in the relevant terms supplement, this product supplement no. 870-I and the accompanying base prospectus and MTN prospectus supplement with respect to the notes offered and with respect to Lehman Brothers Holdings Inc. We have not authorized anyone to give you any additional or different information. The information in the relevant terms supplements, this product supplement no. 870-I and the accompanying base prospectus and MTN prospectus supplement may be accurate only as of the dates of each of these documents, respectively.

The notes described in the relevant terms supplements and this product supplement no. 870-I are not appropriate for all investors and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisors. You should be aware that the regulations of Financial Industry Regulatory Authority (the “FINRA”) and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. The relevant terms supplements, this product supplement no. 870-I and the accompanying base prospectus and MTN prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

In this product supplement no. 870-I, the relevant terms supplements and the accompanying base prospectus and MTN prospectus supplement, “we,” “us” and “our” refer to Lehman Brothers Holdings Inc., unless the context requires otherwise.

We are offering to sell, and are seeking offers to buy, the notes only in jurisdictions where offers and sales are permitted. Neither this product supplement no. 870-I nor the accompanying base prospectus, MTN prospectus supplement or terms supplements constitute an offer to sell, or a solicitation of an offer to buy, any notes by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this product supplement no. 870-I nor the accompanying base prospectus, MTN prospectus supplement or terms supplements nor any sale made hereunder implies that there has been no change in our affairs or that the information in this product supplement no. 870-I and accompanying base prospectus, MTN prospectus supplement or terms supplements are correct as of any date after the date hereof.

SS-ii

You must (i) comply with all applicable laws and regulations in force in any jurisdiction in connection with the possession or distribution of this product supplement no. 870-I and the accompanying base prospectus and MTN prospectus supplement and any applicable terms supplements and the purchase, offer or sale of the notes and (ii) obtain any consent, approval or permission required to be obtained by you for the purchase, offer or sale by you of the notes under the laws and regulations applicable to you in force in any jurisdiction to which you are subject or in which you make such purchases, offers or sales; neither we nor the agents shall have any responsibility therefor.

SS-iii

RISK FACTORS

Your investment in the notes will involve certain risks. The notes do not pay interest or guarantee any return of principal at, or prior to, maturity. Investing in the notes is not equivalent to investing directly in either the Basket or the Basket Stocks. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. You should consider carefully the following discussion of risks as well as the other information contained in this product supplement, the accompanying MTN prospectus supplement and base prospectus and the documents incorporated in the prospectus by reference before you decide that an investment in the notes is suitable for you. In addition, you should consider carefully the discussion of risks set forth in the relevant terms supplement before you decide that an investment in securities (such as the notes linked to a basket of stocks) is suitable for you. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

The notes differ from conventional debt securities. The notes do not pay interest or guarantee the return of your investment.

The notes do not pay interest and may not return any of your investment. The amount payable at maturity will be determined pursuant to the terms described in this product supplement no. 870-I and the relevant terms supplement. If no Buffer Amount applies, you will lose some of your investment at maturity. If a Buffer Amount applies, you will lose some of your investment at maturity, if the ending Basket level is below the starting Basket Level (or the Strike Level, if applicable) by more than the Buffer Amount. The relevant terms supplement will specify whether the notes have a Strike Level or Buffer Amount.

The appreciation potential of the notes may be limited to the Maximum Total Return.

The appreciation potential of the notes may be limited to the Maximum Total Return. The Maximum Total Return is a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, the appreciation potential of the notes would be limited to the Maximum Total Return if the Basket Return multiplied by the Participation Rate is greater than or equal to the Maximum Total Return. Therefore, your return may be less than the return you would have otherwise received if you had invested directly in one or more of the Basket Stocks or contracts relating to the Basket Stocks for which there is an active secondary market.

The Basket Stocks may not be equally weighted.

The Basket is composed of a number of Basket Stocks, all of which will be equally weighted unless otherwise specified in the relevant terms supplement. If the Basket Stocks are not equally weighted, one or more of the Basket Stocks will have a different weight in determining the level of the Basket, depending on the Basket Stock Weightings specified in the relevant terms supplement. For example, the relevant terms supplement could specify that the Basket Stock Weightings are 18%, 14.5%, 33%, 25.4% and 9.1%, respectively. One consequence of such an unequal weighting of the Basket Stocks is that the same percentage change in any of the Basket Stocks would have different effects on the Basket Closing Level on a Valuation Date.

Changes in the price of the Basket Stocks may offset each other.

The Basket Stocks will be equally weighted, unless otherwise specified in the relevant terms supplement. Price movements in the Basket Stocks may not correlate with each other. At a time when the price of one or more of the Basket Stocks increases, the price of the other Basket Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the price of one or more of the Basket Stocks may be moderated, or more than offset, by lesser increases or declines in the price of one or more of the other Basket Stocks, particularly if the Basket Stocks that appreciate are of relatively low weight in the Basket.

You are exposed to the closing price risk of the Basket Stocks.

You cannot predict the future performance of the Basket Stocks based on their historical performance. The closing price of a Basket Stock on the Valuation Date or, if applicable, on one or more Averaging Dates, may be below its closing price on the relevant Pricing Date even though that Basket Stock has not experienced such a price decrease in the past. The prices per share of the Basket Stocks may, in the aggregate, decrease such that you may not receive any return of your investment or, if a Buffer Amount applies, such that you may not receive any return on your investment, beyond the Buffer Amount. If no Buffer Amount applies and the Basket Return is negative, you will lose some or all of your investment at maturity. If a Buffer Amount applies and the Basket Return is negative and beyond the Buffer Amount, you will lose some of your investment at maturity.

You will have no ownership rights in the Basket Stocks.

Investing in the notes is not equivalent to investing in the Basket Stocks. As an investor in the notes, you will not have any ownership interest or rights in the Basket Stocks, such as voting rights, dividend payments or other distributions. Your return on the notes will not reflect the return you would realize if you actually owned the Basket Stocks and received any dividends paid on the Basket Stocks. This is because the calculation agent will calculate the amount payable to you at maturity of the notes by reference to the Ending Basket Level, which reflects the closing price per share of each of the Basket Stocks on the Valuation Date or the Averaging Dates without taking into consideration the value of dividends paid on that stock.

We have no affiliation with the issuers of the Basket Stocks.

The issuers of the Basket Stocks are not affiliates of ours and are not involved in any of our offerings of notes pursuant to this product supplement in any way. Consequently, we have no control of the actions of these issuers, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity. The issuers of the Basket Stocks have no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the Basket Stocks.

We cannot assure you that the public information provided with respect to the issuers of the Basket Stocks is accurate or complete.

All disclosures contained in the relevant terms supplement and this product supplement regarding the issuers of the Basket Stocks are derived from publicly available documents and other publicly available information. We have not participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the notes. We do not make any representation that such publicly available documents or any other publicly available information regarding the issuers of the Basket Stocks are accurate or complete, and we are not responsible for public disclosure of information by the issuers of the Basket Stocks, whether contained in filings with the Securities and Exchange Commission, which we refer to as the SEC, or otherwise. Furthermore, we cannot give any assurance that all events occurring prior to the date of the relevant terms supplement, including events that would affect the accuracy or completeness of the public filings of the issuers of the Basket Stocks or the value of the Basket Stocks, will have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the amount you will receive at maturity of the notes and, therefore, the value of the notes. Any prospective purchaser of the notes should undertake such independent investigation of the issuers of the Basket Stocks as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

The Ending Basket Level may be below the Basket Closing Level at the Maturity Date of the notes or at other times during the term of the notes.

Because the Ending Basket Level is calculated based on the Basket Closing Level on one or more Valuation Dates during the term of the notes, the level of the Basket at various other times during the term of the notes could be above the Ending Basket Level. This difference could be particularly large if there is a significant increase in the level of the Basket before and/or after the Valuation Date(s) or if there is a significant decrease in the level of the Basket around the time of the Valuation Date(s) or if there is significant volatility in the level of the Basket during the term of the notes (especially on dates near the Valuation Date(s)). For example, when the Valuation Date is near the end of the term of the notes, if the Basket levels were to increase or remain relatively constant during the early part of the term of the notes (in each case, relative to the Starting Basket Level) and later decrease below the Starting Basket Level, the Ending Basket Level may be significantly lower than if it were calculated on a date earlier than the Valuation Date. Under these circumstances, you may receive a lower payment at maturity than you would receive by investing directly in the Basket Stocks or in contracts relating to the Basket Stocks for which there is an active secondary market.

You should be willing to hold your notes to maturity.

The notes are not designed to be short-term trading instruments. The price at which you will be able to sell your notes to us or our affiliates prior to maturity, if at all, may be at a substantial discount from the principal amount of the notes, even in cases where the Basket Stocks have appreciated since the pricing date. The potential returns described in the relevant terms supplement assume that your notes are held to maturity.

Our affiliates’ compensation may serve as an incentive to sell you these notes.

We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

Secondary trading may be limited.

Unless otherwise specified in the relevant terms supplement, the notes will not be listed on a securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

Lehman Brothers Inc. may act as a market maker for the notes, but is not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If at any time Lehman Brothers Inc. or another agent does not act as a market maker, it is likely that there would be little or no secondary market for the notes.

Prior to maturity, the value of the notes will be influenced by many unpredictable factors.

Many economic and market factors will influence the value of the notes. We expect that, generally, the price per share of the Basket Stocks on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to changes in the price per share of the Basket Stocks. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

•	the volatility or expected volatility of the Basket;

•	the time to maturity of the notes;

•	the dividend rate on the Basket Stocks;

•	interest and yield rates in the market generally as well as in the market of the Basket Stocks;

•	the exchange rate and volatility of the exchange rate between the U.S. dollar and currencies other than the U.S. dollar;

•	economic, financial, political, regulatory or judicial events that affect the Basket Stocks or stock markets generally and which may affect the Basket Return; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

The inclusion in the original issue price of each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates is likely to adversely affect the value of the notes prior to maturity.

While the payment at maturity, if any, will be based on the principal amount of your notes, the original issue price of the notes includes each agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our affiliates’ expected cost of providing such hedge, as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of such compensation or other transaction costs.

The Basket Stocks may change following certain corporate events.

Following certain corporate events relating to the issuer of a Basket Stock, such as a stock-for-stock merger where such issuer is not the surviving entity or a merger event where holders of that Basket Stock would receive all cash or a distribution of property with respect to that Basket Stock, the calculation agent will have the option to replace that Basket Stock with the common stock of a U.S. company selected from among the common stocks of U.S. companies with the same primary Standard Industrial Classification Code (“SIC Code”) as that Basket Stock that the calculation agent deems to be most similar to the Basket Stock. In the event of any such corporate event, you will become subject to the closing price risk of the Successor Basket Stock. We describe the specific corporate events that can lead to these adjustments, the procedures for selecting another Basket Stock and Basket Stock issuer on the basis of SIC industry code, market capitalization, dividend history and stock price volatility, and the procedures for adjusting the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) of the Basket Stock upon the occurrence of certain other corporate events in the section of this product supplement entitled “Description of Notes—Anti-dilution Adjustments—Reorganization Events.” You should read this section in order to understand these and other adjustments that may be made to your notes. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes.

Anti-dilution protection is limited.

The calculation agent will make adjustments to the Stock Adjustment Factor, which will be set initially at 1.0, and for certain adjustment events (as defined below) affecting one or more of the Basket Stocks, including stock splits and certain corporate actions. The calculation agent is not required, however, to make such adjustments in response to all corporate actions, including if the issuer of a Basket Stock or another party makes a partial tender offer or partial exchange offer for that Basket Stock. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the notes may be materially and adversely affected. See “Description of Notes—Anti-dilution Adjustments” for further information.

We may exercise any and all rights we may have as a lender to, or a security holder of, the issuer of a Basket Stock.

If we or any of our affiliates are lenders to, or hold securities of, the issuer of a Basket Stock, we will have the right, but not the obligation, to exercise or refrain from exercising our rights as a lender to, or holder of securities of, that issuer. Any exercise of our rights as a lender or holder of securities of the issuer of a Basket Stock, or our refraining from such exercise, will be made without regard to your interests and could affect the value of the notes.

Certain of our, or our affiliates’, activities may adversely affect the value of your notes.

Lehman Brothers Inc. and other affiliates of ours trade one or more of the Basket Stocks and other financial instruments related to the Basket Stocks on a regular basis, for their accounts and for other accounts under their management. Lehman Brothers Inc. and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked to the Basket Stocks. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the notes. Any of these trading activities could potentially affect the price of the Basket Stocks and, accordingly, could affect the value of the notes and the amount, if any, payable to you at maturity.

We or our affiliates may currently or from time to time engage in business with companies whose common stock is included in the Basket, including extending loans to, or making equity investments in, or providing advisory services to them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about these companies, and we will not disclose any such information to you. In addition, one or more of our affiliates may publish research reports or otherwise express views about these companies. Any prospective purchaser of notes should undertake such independent investigation of each company whose common stock is included in the Basket as in its judgment is appropriate to make an informed decision with respect to an investment in the notes.

In addition, we or one of our affiliates may serve as issuer, agent or underwriter for additional issuances of notes with returns linked or related to changes in the price of the Basket Stocks. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the notes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in one or more of the companies whose common stock is included in the Basket, or instruments whose value is derived from the companies whose common stock is included in the Basket. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the price of the Basket Stocks as well as the Starting Basket Level, and, therefore, effectively establish a higher level that the Basket must achieve for you to obtain a return on your investment or avoid a loss of principal at maturity. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Basket Stocks or instruments whose value is derived from the Basket stocks. We cannot assure you that any of these activities will not have a material impact on the level of the Basket or the value of the notes.

An affiliate of ours may act as a calculation agent on the notes, creating a potential conflict of interest between you and us.

Lehman Brothers Inc., one of our affiliates, will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level, the Ending Basket Level, the Basket Return and the amount, if any, that we will pay you at maturity. The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. In performing these duties, Lehman Brothers Inc. may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where Lehman Brothers Inc., as the calculation agent, is entitled to exercise discretion.

Market disruptions may adversely affect your return.

The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly calculating the Ending Basket Level or the Basket Return on any Valuation Date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that such an event has occurred, it is possible that one or more of the Valuation Dates and the Maturity Date will be postponed and your return will be adversely affected. See “Description of Notes—Market Disruption Events.”

If a Market Disruption Event occurs on a day that would otherwise be a Valuation Date there will be a delay in settlement of the notes.

If a Market Disruption Event occurs on a day that would otherwise be a Valuation Date, settlement of the notes will be delayed, depending on the circumstances surrounding the Market Disruption Event, for a number of trading days (up to a maximum of eight days with respect to a single Valuation Date or the product of eight times the number of Averaging Dates, as specified in the relevant terms supplement) following the Maturity Date.

The tax consequences of an investment in the notes are uncertain.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings Inc. is not requesting any ruling from the Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this product supplement no. 870-I. The Internal Revenue Service could assert other characterizations that could affect the timing, amount and character of income or deductions. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. Neither Lehman Brothers Holdings Inc. nor any of its affiliates provides tax advice. You should consult your own tax advisor concerning the alternative characterizations. See “Certain U.S. Federal Income Tax Consequences” in this product supplement no. 870-I.

Lehman Brothers Holdings Inc. employees holding the notes must comply with policies that limit their ability to trade the notes and may affect the value of their notes.

If you are an employee of Lehman Brothers Holdings Inc. or one of its affiliates, you may acquire the notes only in compliance with all of our internal policies and procedures. Because these policies and procedures limit the dates and times that you may transact in the notes, you may not be able to purchase any notes described in the relevant terms supplement from us and your ability to trade or sell any such notes in the secondary market may be limited.

USE OF PROCEEDS

Unless otherwise specified in the relevant terms supplement, the net proceeds we receive from the sale of the notes will be used, in whole or in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes. The balance of the proceeds, if any, will be used for general corporate purposes.

On or prior to the date of the relevant terms supplement, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Basket Stocks, or instruments whose value is derived from the Basket Stocks. While we cannot predict an outcome, such hedging activity could potentially increase the closing prices of the Basket Stocks as well as the Starting Basket Level, and, therefore, effectively establish a higher Basket Ending Level that the must be achieved for you to receive at maturity of the notes more than the applicable principal amount of your notes. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy that may involve taking long or short positions in one or more of the Basket Stocks or instruments whose value is derived from the Basket Stocks. Although we have no reason to believe that any of these activities will have a material impact on the price of the Basket Stocks or the value of the notes, we cannot assure you that these activities will not have such an effect. See “Risk Factors—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No note holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

THE BASKET STOCKS

Summary business information regarding the issuers of the Basket Stocks

In the relevant terms supplement, we will provide summary information regarding the business of the issuers of the Basket Stocks based on their publicly available documents. We take no responsibility for, or make any representation regarding the accuracy or completeness of such information.

Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, NE, Washington, DC 20549, and copies of such materials can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information regarding the issuers of the Basket Stocks may also be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This product supplement and the relevant terms supplement relate only to the notes offered thereby and do not relate to the Basket Stocks or other securities of the issuer of the Basket Stocks. We have derived any and all disclosures contained in this product supplement and the relevant terms supplement regarding the issuers of the Basket Stocks from the publicly available documents described above. In connection with the offering of the notes, we have not participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks. We do not make any representation that such publicly available documents are, or that any other publicly available information regarding the issuers of the Basket Stocks is, accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading prices of the Basket Stocks have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the payment at maturity with respect to the notes and therefore the value of the notes. See “Risk Factors—We have no affiliation with the issuers of the Basket Stocks,” “—We cannot assure you that the public information provided with respect to the issuers of the Basket Stocks is accurate or complete” and “—Certain of our, or our affiliates’, activities may adversely affect the value of your notes.”

Historical performance of the Basket Stock

In the relevant terms supplement, we will provide historical price information on the Basket Stock. You should not take any such historical prices as an indication of future performance.

Hypothetical returns on your notes

The relevant terms supplement may include a table, chart or graph showing various hypothetical returns on your notes based on a range of hypothetical Ending Basket Levels and various key assumptions shown in the relevant terms supplement, in each case assuming the investment is held from the issue date until the scheduled Maturity Date.

Any table, chart or graph showing hypothetical returns will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market values of the Basket Stocks on the scheduled Valuation Date(s) could have on the hypothetical returns on your notes, if held to the scheduled Maturity Date, calculated in the manner described in the relevant terms supplement and assuming all other variables remained constant. Any payments at maturity listed in the relevant terms supplement will be entirely hypothetical. They will be based on a hypothetical Ending Basket Level that in all likelihood will not equal the actual Ending Basket Level and on assumptions that may prove to be erroneous.

The return on your notes may bear little relation to, and may be much less than, the return that you might achieve by investing in one or more of the Basket Stocks directly. Among other things, the return on the Basket Stocks could include substantial dividend payments, which you will not receive as an investor in your notes, and an investment in a Basket Stock is likely to have tax consequences that are different from an investment in your notes.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Risk Factors” above.

DESCRIPTION OF NOTES

The following description of the terms of the notes supplements the description of the general terms of the notes set forth under “Description of the Notes” in the accompanying MTN prospectus supplement and “Description of Debt Securities” in the accompanying base prospectus. Capitalized terms used but not defined in this product supplement no. 870-I have the meanings assigned in the accompanying base prospectus, MTN prospectus supplement or terms supplements. The term “note” refers to each $1,000 principal amount of our Return Enhanced Notes linked to a Basket Consisting of Common Stocks.

General

The Return Enhanced Notes are senior unsecured obligations of Lehman Brothers Holdings Inc. that are linked to a basket (“the Basket”) composed of common stocks of issuers (each, a “Basket Stock” and, together, the “Basket Stocks”) as specified in the relevant terms supplement. The notes are a series of securities referred to in the accompanying base prospectus and MTN prospectus supplement. The notes will be issued by Lehman Brothers Holdings Inc. under an indenture dated September 1, 1987, as amended or supplemented from time to time, between us and Citibank, N.A., as trustee. We may, without the consent of the holders of the notes, create and issue additional notes that rank equally with the notes and that are otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes do not pay interest and do not guarantee any return of principal at, or prior to, maturity. Instead, at maturity you will receive a payment in cash, the amount of which will be calculated in accordance with the formula set forth below and will vary depending on the performance of the Basket and whether the notes have a Strike Level and/or a Buffer Amount.

The notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The notes will be issued in denominations of $1,000 and integral multiples thereof, unless otherwise specified in the relevant terms supplement. The principal amount and issue price of each note is $1,000, unless otherwise specified in the relevant terms supplement. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Description of the Notes—Forms of Notes” in the MTN prospectus supplement and “Description of Debt Securities—Information in the Prospectus Supplement” in the base prospectus.

The specific terms of the notes will be described in the relevant terms supplement accompanying this product supplement no. 870-I. The terms described in those documents supplement those described herein and in the accompanying base prospectus and MTN prospectus supplement. If the terms described in the relevant terms supplement are inconsistent with those described herein or in the accompanying base prospectus or MTN prospectus supplement, the terms described in the relevant terms supplement shall control.

Payment at Maturity

The Maturity Date for the notes will be set forth in the relevant terms supplement and is subject to adjustment if such day is not a business day or if the final Valuation Date is postponed, as described below.

The amount you will receive at maturity is based on the Ending Basket Level relative to the Starting Basket Level (or Strike Level, if applicable).

•

If the Ending Basket Level is above the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment per $1,000 principal amount note that provides you with a return on your investment equal to the Basket Return multiplied by the Participation Rate, subject to the Maximum Total Return on the notes, if applicable. The “Maximum Total Return”, if applicable, will be a percentage which we will determine on the pricing date and which will be set forth in the relevant terms supplement. Accordingly, the appreciation potential of the notes will be limited to any Maximum Total Return if the Basket Return multiplied by the Participation Rate is greater than or equal to the Maximum Total Return. Subject to the Maximum Total Return, you will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + [$1,000 × (Basket Return × Participation Rate)]

•	If the Ending Basket Level is equal to the Starting Basket Level (or Strike Level, if applicable), you will receive a cash payment of $1,000 per $1,000 principal amount note.

•

For notes with a buffer, if the Ending Basket Level is less than the Starting Basket Level but not by more than the Buffer Amount, you will receive a cash payment per $1,000 principal amount note of $1,000.

•

For notes with a buffer, if the Ending Basket Level is below the Starting Basket Level (or Strike Level, if applicable) by more than the Buffer Amount, for every 1% decline of the Basket beyond the Buffer Amount, you will lose an amount equal to 1% of the principal amount of your notes. You will receive a cash payment per $1,000 principal amount note calculated as follows:

$1000 × [$1,000 × (Buffer Level + Basket Return)]

•

For notes without a buffer, if the Ending Basket Level is below the Starting Basket Level (or Strike Level, if applicable), you will lose 1% of the principal amount of your notes for every 1% decline in the level of the Basket relative to the Starting Basket Level (or Strike Level, if applicable), unless otherwise specified in the relevant terms supplement. You will receive a cash payment per $1,000 principal amount note calculated as follows:

$1,000 + ($1,000 × Basket Return)

You will lose some or all of your investment at maturity if the Ending Basket Level is below the Starting Basket Level (or Strike Level, if applicable).

The “Participation Rate” will be an amount set forth in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Basket Return,” as calculated by the calculation agent, is the percentage change in the Basket calculated by comparing the Ending Basket Level to the Starting Basket Level or to a percentage of the Starting Basket Level (the “Strike Level”). The Basket Return, unless otherwise specified in the relevant terms supplement, is calculated as follows:

Basket Return =	Ending Basket Level - Starting Basket Level (or Strike Level, if applicable) Starting Basket Level (or Strike Level, if applicable)

The “Starting Basket Level” will be set equal to 100 on the pricing date, unless otherwise specified in the relevant terms supplement.

The “Ending Basket Level” is equal to the Basket Closing Level on the Valuation Date, or the arithmetic average of the Basket Closing Levels on each of the Averaging Dates, or such other dates as are specified in the relevant terms supplement.

The “Basket Closing Level,” unless otherwise specified in the relevant terms supplement, is calculated as follows:

Starting Basket Level × [1 + (the sum of (Basket Stock Return × Basket Stock Weighting) for all Basket Stocks)]

The weightings for the Basket Stocks (each, a “Basket Stock Weighting” and, collectively, the “Basket Stock Weightings”) shall be equal unless otherwise specified in the relevant terms supplement. The Basket Stock Weightings will be fixed for the term of the notes.

Unless otherwise specified in the relevant terms supplement, the Basket Stock Return for each Basket Stock is calculated as follows, unless otherwise specified in the relevant terms supplement.

Basket Stock Return =	Basket Stock Ending Price - Basket Stock Starting Price Basket Stock Starting Price

where the “Basket Stock Starting Price” is the closing price of the Basket Stock on the pricing date and the “Basket Stock Ending Price” is the closing price of the Basket Stock on the Valuation Date, or the arithmetic average of the closing prices of the Basket Stock on each of the Averaging Dates, or on any other trading day specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “Stock Adjustment Factor” shall be set initially at 1.0 for each Basket Stock, subject to adjustment upon the occurrence of certain corporate events affecting such Basket Stock. See “—Anti-dilution Adjustments.” Each Basket Stock’s Stock Adjustment Factor will be calculated independently of each other Basket Stock’s Stock Adjustment Factor, and any alterations of such Basket Stock’s Stock Adjustment Factor will depend only on corporate events affecting the issuer of that Basket Stock.

Unless otherwise specified in the relevant terms supplement, “pricing date” means the date on which we set the pricing terms of the notes for initial sale to the public.

The “Basket Stocks” shall be the common stocks specified in the relevant terms supplement.

“Relevant Exchange”, for each Basket Stock means the primary U.S. exchange or market for trading for such Basket Stock, as specified in the relevant terms supplement.

Unless otherwise specified in the relevant terms supplement, the “closing price” for one share of a Basket Stock (or one unit of any other security for which a closing price must be determined) on any trading day means:

•

if a Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed or admitted to trading,

•

if a Basket Stock (or any such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market or OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by Financial Industry Regulatory Authority, Inc. (“FINRA”) on such day;

•

if a Basket Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day; or

•

if, because of a Market Disruption Event (as defined under “—Market Disruption Events”) or otherwise, the last reported sale price for a Basket Stock (or any such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained.

•	The term OTC Bulletin Board will include any successor service thereto.

The “price” for one share of a Basket Stock (or one unit of any other security for which a price must be determined) on any trading day means:

•

if the Basket Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the highest intraday bid price on such day on the principal United States securities exchange registered under the Exchange Act, on which the Basket Stock (or any such other security) is listed or admitted to trading;

•

if a Basket Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the highest reported bid price reported on the OTC Bulletin Board on such day; or

•

if a bid price is not available pursuant to the preceding bullet points, the mean, as determined by the calculation agent, of the bid prices for the Basket Stock (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of any of our affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest of the bids obtained.

Unless otherwise specified in the relevant terms supplement, a “trading day” is a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”), the Nasdaq Global Select Market, the Nasdaq Global Market, the Chicago Mercantile Exchange, the Chicago Board Options Exchange and in the over-the-counter market for equity securities in the United States.

Unless otherwise specified in the relevant terms supplement, a “business day” is any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

The Valuation Date(s), which will be either a single date, which we refer to as the Valuation Date, or several dates, each of which we refer to as an Averaging Date, will be specified in the relevant terms supplement and any such date is subject to adjustment as described below. If the Valuation Date is not a trading day or if there is a Market Disruption Event on such day with respect to a Basket Stock, the calculation agent will determine the closing price of such Basket Stock for use in calculating the Ending Basket Level by reference to the closing price of such Basket Stock on the next trading day on which there is no Market Disruption Event; provided, however, if a Market Disruption Event with respect to such Basket Stock occurs on each of the eight trading days following the originally scheduled Valuation Date, then the calculation agent shall determine the Ending Basket Level based upon the mean, as determined by the calculation agent, of three bid prices for such Basket Stock obtained from recognized dealers in such security on that eighth trading day.

The Maturity Date will be set forth in the relevant terms supplement. If the scheduled Maturity Date (as specified in the relevant terms supplement) is not a business day, then any payment on the notes that would otherwise be due on the scheduled Maturity Date will instead be due on the next succeeding business day following such scheduled Maturity Date, with the same force and effect as if paid on the scheduled Maturity Date, and no interest will accrue as a result of the delayed payment. If, due to a non-trading day or a Market Disruption Event, the final Valuation Date is postponed so that it falls fewer than three business days prior to the scheduled Maturity Date, the Maturity Date will be the third business day following that final Valuation Date, as postponed, unless otherwise specified in the relevant terms supplement. We describe Market Disruption Events in this product supplement under “—Market Disruption Events.”

Other Payment Terms

We will irrevocably deposit with The Depository Trust Company (“DTC”) no later than the opening of business on the applicable date or dates funds sufficient to make payments of the amount payable with respect to the notes on such date. We will give DTC irrevocable instructions and authority to pay such amount to the holders of the notes entitled thereto.

A “business day” is, unless otherwise specified in the relevant terms supplement, any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

Subject to the foregoing and to applicable law (including, without limitation, United States federal laws), we or our affiliates may, at any time and from time to time, purchase outstanding notes by tender, in open market or by private agreement.

Calculation Agent

Lehman Brothers Inc. will act as the calculation agent. The calculation agent will determine, among other things, the Starting Basket Level, the Stock Adjustment Factor, anti-dilution adjustments and reorganization events, the selection of any Successor Basket Stock, the Ending Basket Level, the Strike Level, if applicable, the Basket Return, the Payment at Maturity, if any, on the notes and the closing price of the Basket Stocks on any Valuation Date. In addition, the calculation agent will determine whether there has been a Market Disruption Event. All calculations, determinations and adjustments made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us. We may appoint a different calculation agent from time to time after the date of the relevant terms supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid at maturity on or prior to 11:00 a.m. on the business day preceding the Maturity Date.

All calculations with respect to the Starting Basket Level, Ending Basket Level, the Basket Return and payment at maturity to a note holder will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount note at maturity, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of notes per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Ending Basket Level and, consequently, the amount, if any, that we will pay you at maturity. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to each such event individually as a “Market Disruption Event.”

“Market Disruption Event”, unless otherwise specified in the relevant terms supplement, means, with respect to any Basket Stock (or any security for which a closing price must be determined):

•

the occurrence or existence of a suspension, absence or material limitation of trading of the Basket Stock (or such security) on the primary market for the Basket Stock (or such security) at any time during the one-hour period preceding the close of the principal trading session in such market;

•

a breakdown or failure in the price and trade reporting systems of the primary market for the Basket Stock (or such security) as a result of which the reported trading prices for the Basket Stock (or such security) during the last one-hour period preceding the close of the principal trading session in such market are materially inaccurate;

•

the occurrence or existence of a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Basket Stock (or such security), if available, at any time during the last one hour-period preceding the close of the principal trading session in the applicable market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts,

•	in each case as determined by the calculation agent in its sole discretion.

For the purpose of determining whether a Market Disruption Event has occurred, unless otherwise specified in the relevant terms supplement:

•

a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on a Basket Stock (or such security) by the primary securities market trading in such contracts, if available, by reason of:

¡	a price change exceeding limits set by such securities exchange or market,

¡	an imbalance of orders relating to such contracts, or

¡	a disparity in bid and ask quotes relating to such contracts

•	will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Stock (or such security); and

•

a suspension, absence or material limitation of trading on the primary securities market on which futures or options contracts related to such Basket Stock (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Anti-dilution Adjustments

The Stock Adjustment Factor is subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section.

No adjustments to the Stock Adjustment Factor will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the business day immediately preceding the Maturity Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the closing price of a Basket Stock on any trading day during the term of the notes. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of a Basket Stock for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender offer or exchange offer for the Basket Stock by the issuer of the Basket Stock or any third party. See “Risk Factors—Anti-dilution protection is limited.”

Lehman Brothers Holdings Inc., as calculation agent, shall be solely responsible for (1) the determination and calculation of any adjustments to the Stock Adjustment Factor and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described in this section, and (2) the determination of any Successor Basket Stock, and its determinations and calculations shall be conclusive absent manifest error.

We will, within ten business days following the occurrence of an event that requires an adjustment to the Stock Adjustment Factor (other than as a result of a Reorganization Event as described below), or if we are not aware of this occurrence, as soon as practicable after becoming so aware, provide notice to the calculation agent, which shall provide written notice to the trustee, which shall provide notice to the holders of the notes of the occurrence of this event and, if applicable, a statement in reasonable detail setting forth the adjusted Stock Adjustment Factor.

Stock Splits and Reverse Stock Splits

If a Basket Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Stock Adjustment Factor relating to such Basket Stock will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•

the number of shares which a holder of one share of such Basket Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends or Distributions

If a Basket Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of such Basket Stock, that is given ratably to all holders of shares of the Basket Stock, or (ii) distribution of shares of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then, once the dividend has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend with respect to one share of such Basket Stock.

Non-cash Distributions

If the issuer of a Basket Stock distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of the Basket Stock to holders of the Basket Stock (other than (i) dividends, distributions and rights or warrants referred to under “—Stock Splits and Reverse Stock Splits” and “—Stock Dividends or Distributions” above and (ii) cash distributions or dividends referred under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of the Basket Stock and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution; provided that if the Fair Market Value of such distribution equals or exceeds the Current Market Price of the Basket Stock, the calculation agent shall determine in its sole discretion the appropriate adjustment to the Stock Adjustment Factor.

The “Current Market Price” of a Basket Stock means the arithmetic average of the closing prices of the Basket Stock for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Stock Adjustment Factor.

The “Ex-dividend date” shall mean, as to a Basket Stock, the first trading day on which transactions in the Basket Stock trade on the relevant exchange without the right to receive that distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Notwithstanding the foregoing, a distribution on a Basket Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also would require an adjustment under this section shall not cause an adjustment to the Stock Adjustment Factor of the Basket Stock and shall be treated as a Reorganization Event (as defined below) only pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events.” A distribution on a Basket Stock described in the section entitled “—Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall cause an adjustment only pursuant to the section entitled “—Issuance of Transferable Rights or Warrants.”

Cash Dividends or Distributions

If the issuer of a Basket Stock pays dividends or makes other distributions consisting exclusively of cash to all holders of such Basket Stock during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of the Basket Stock and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of the Basket Stock distributes to holders of Basket Stock in excess of the Dividend Threshold; provided that if the amount in cash per share of such dividend or distribution equals or exceeds the Current Market Price of the Basket Stock, the calculation agent shall determine in its sole discretion the appropriate adjustment to the Stock Adjustment Factor.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of a Basket Stock that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Basket Stock by more than 10% of the closing price of the Basket Stock on the trading day immediately preceding the ex-dividend date, unless otherwise specified in the relevant terms supplement.

Issuance of Transferable Rights or Warrants

If the issuer of a Basket Stock issues transferable rights or warrants to all holders of such Basket Stock to subscribe for or purchase the Basket Stock, including new or existing rights to purchase the Basket Stock at an exercise price per share less than the closing price of the Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants pursuant to a shareholder’s rights plan or arrangement, and if the expiration date of such rights or warrants precedes the Maturity Date of the notes, then the Stock Adjustment Factor will be adjusted on the business day immediately following the issuance of such transferable rights or warrants so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of shares of the Basket Stock that can be purchased with the cash value of such warrants or rights distributed on one share of the Basket Stock.

The number of shares that can be purchased will be based on the closing price of the Basket Stock on the date the new Stock Adjustment Factor is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Stock Adjustment Factor is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the Maturity Date,

(a)	there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of the Basket Stock,

(b)	the issuer of the Basket Stock, or any surviving entity or subsequent surviving entity of the issuer of the Basket Stock (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of the Basket Stock or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of the Basket Stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)	the issuer of the Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of the Basket Stock, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event”), or

(f)	a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the Basket Stock and is consummated for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event”), then, instead of adjusting the Stock Adjustment Factor, the calculation agent, in its sole discretion without consideration for the interests of investors, shall either:

(A)	determine a Successor Basket Stock (as defined below) to the Basket Stock that experiences any such Reorganization Event (the “Original Basket Stock”) after the close of the principal trading session on the trading day immediately prior to the effective date of such Reorganization Event in accordance with the following paragraph (the successor stock as so determined, the “Successor Basket Stock” and the successor stock issuer, the “Successor Basket Stock Issuer”); or

(B)	deem the closing price and the Stock Adjustment Factor of the Original Basket Stock on the trading day immediately prior to the effective date of such Reorganization Event to be the closing price (in the case of daily monitoring) or price (in the case of continuous monitoring) and Stock Adjustment Factor of the Original Basket Stock on every remaining trading day to, and including, the last trading day in the Monitoring Period.

Upon the determination by the calculation agent of any Successor Basket Stock pursuant to clause (A) of the preceding sentence, the term “Basket Stock” in this product supplement or the relevant terms supplement shall no longer be deemed a reference to the Original Basket Stock and shall be deemed instead a reference to the Successor Basket Stock for all purposes, and references in this product supplement or the relevant terms supplement to “issuer” of the Original Basket Stock shall be deemed to be to the Successor Basket Stock Issuer.

Upon the selection of the Successor Basket Stock by the calculation agent pursuant to clause (A) of the preceding sentence:

(i)	the Starting Basket Level for the Successor Basket Stock will be the closing price of the Successor Basket Stock on the trading day immediately following the effective date of the Reorganization Event multiplied by the Starting Basket Level of the Original Basket Stock and divided by the closing price of the Original Basket Stock on the trading day immediately prior to the effective date of such Reorganization Event;

(ii)	the Trigger Price, if applicable, for the Successor Basket Stock will be an amount that represents the same percentage of the Starting Basket Level for the Successor Basket Stock as the percentage of the Starting Basket Level of the Original Basket Stock represented by the Trigger Price, if applicable, of the Original Basket Stock, as determined by the calculation agent; and

(iii)	the Stock Adjustment Factor for the Successor Basket Stock shall be 1.0, subject to adjustment for certain corporate events related to the Successor Basket Stock in accordance with “—Anti-dilution Adjustments.”

For the avoidance of doubt, in the case of an issuance by the issuer of a Basket Stock to all of its shareholders of equity securities of an issuer other than the issuer of the Basket Stock as described in clause (e) above, if the closing price of the Basket Stock as of the effective date of such issuance does not increase or decline by at least 50% from the Starting Basket Level of the Basket Stock, such issuance shall not constitute a Reorganization Event and no adjustments shall be made under this “—Reorganization Events” section. Instead, the Basket Stock will be subject to adjustments as described under “—Non-cash Distributions” above.

The “Successor Basket Stock” will be, as to any Basket Stocks, the common stock of a U.S. company selected by the calculation agent from among the common stocks of U.S. companies then registered to trade on the NYSE or NASDAQ, that is not already that Basket Stock, with the same primary Standard Industrial Classification Code (“SIC Code”) as the Original Basket Stock that, in the sole discretion of the calculation agent, is the most comparable to the Original Basket Stock, taking into account such factors as the calculation agent deems relevant, including, without limitation, market capitalization, dividend history and stock price volatility; provided, however, that the Successor Basket Stock will not be any stock that is subject to a trading restriction under the trading restriction policies of Lehman Brothers Holdings Inc. or any of its affiliates that would materially limit the ability of Lehman Brothers Holdings Inc. or any of its affiliates to hedge the notes with respect to such stock (a “Hedging Restriction”); provided further that if the Successor Basket Stock cannot be identified as set forth above for which a Hedging Restriction does not exist, the Successor Basket Stock will be selected by the calculation agent from the largest market capitalization stock of a U.S. company within the same Division and Major Group classification (as defined by the Office of Management and Budget) as the primary SIC Code for the Original Basket Stock.

Following a Reorganization Event in which a Successor Basket Stock is selected, the Stock Adjustment Factor of the Successor Basket Stock will be subject to adjustment as described above under this “Anti-dilution Adjustments” section, and, if no Successor Basket Stock is selected, the Original Basket Stock Issuer will, upon a subsequent Reorganization Event, be subject to the election by the calculation agent described in clause (A) and (B) of the first paragraph under this Reorganization Events section.

We will, or will cause the calculation agent to, provide written notice to the Trustee, to us and to DTC within thirty business days immediately following the effective date of any Reorganization Event, of the Successor Basket Stock Issuer, the Successor Basket Stock, the Trigger Price, if applicable, and the Basket Stock Starting Price for the Successor Basket Stock, as well as the Original Basket Stock so replaced. We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

Events of Default and Acceleration

Unless otherwise specified in the relevant terms supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per $1,000 principal amount note upon any acceleration of the notes shall be determined by the calculation agent and shall be an amount in cash equal to the amount payable at maturity per $1,000 principal amount note as described in this product supplement under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the Maturity Date and the date(s) preceding the date of acceleration were the Valuation Date(s) with such date(s) set to equal the number of business days between the original Valuation Date(s) and the original Maturity Date. See “Description of Debt Securities—Defaults” in the accompanying base prospectus.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities—Modification of the Indentures” in the accompanying base prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying base prospectus under the heading “Description of Debt Securities—Defeasance” are not applicable to the notes, unless otherwise specified in the relevant terms supplement.

Listing

The notes will not be listed on any securities exchange, unless otherwise specified in the relevant terms supplement.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC’s nominee. One or more fully registered global notes certificates, representing the total aggregate principal amount of the notes, will be issued and will be deposited with DTC. See the description contained in the accompanying MTN prospectus supplement under the heading “Description of the Notes—Forms of Notes.”

Registrar, Transfer Agent and Paying Agent

Payment of amounts due at maturity on the notes will be payable and the transfer of the notes will be registrable at the principal corporate trust office of Citibank, N.A. (“Citibank”) in The City of New York.

Citibank or one of its affiliates will act as registrar and transfer agent for the notes. Citibank will also act as paying agent and may designate additional paying agents.

Registration of transfers of the notes will be effected without charge by or on behalf of Citibank, but upon payment (with the giving of such indemnity as Citibank may require) in respect of any tax or other governmental charges that may be imposed in relation to it.

Governing Law

The notes will be governed by and construed in accordance with the law of the State of New York.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the notes as of the date of this product supplement no. 870-I. If any information in the MTN prospectus supplement or the base prospectus is inconsistent with this product supplement no. 870-I, you should rely on the information in this product supplement no. 870-I. If any information in the relevant terms supplement is inconsistent with this product supplement no. 870-I, you should rely on the information in the relevant terms supplement. The relevant terms supplement may also add, update or change information contained in this product supplement no. 870-I.

Except where noted, this summary deals only with a note held as a capital asset by a United States holder (as defined below) who purchases the note on original issue at its initial offering price and it does not deal with special situations. For example, except where noted, this summary does not address:

•

tax consequences to holders of notes who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, pass-through entities, tax-exempt entities or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of notes whose “functional currency” is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our notes, you should consult your tax advisors.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date of this product supplement no. 870-I. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Certain aspects of the United States federal income tax treatment of securities such as the notes are not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the United States federal income tax consequences of investing in the notes in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

United States holders

The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a “United States holder” is a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any State thereof, or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons has the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A “non-United States holder” is a beneficial owner (other than a partnership) of notes that is not a United States holder.

General

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the treatment described herein. Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a cash-settled financial contract, rather than as a debt instrument. If you take a contrary position, you may be required to disclose such contrary position on a statement attached to your timely filed United States federal income tax return for the taxable year in which a note is acquired. You should consult your own tax advisor concerning alternative characterizations. Except where noted, the remainder of this discussion assumes that this treatment is correct, although no assurance is given in this regard.

Sale, exchange or other disposition, or cash settlement upon maturity

Upon the receipt of cash on the Maturity Date of the notes, you will recognize gain or loss. The amount of that gain or loss will be the extent to which the amount of the cash received differs from your tax basis in the note. Your tax basis in a note generally will equal the amount you paid to acquire the note. It is uncertain whether any such gain or loss would be treated as ordinary income or loss or capital gain or loss. Absent a future clarification in current law (by an administrative determination, judicial ruling or otherwise), where required, Lehman Brothers Holdings Inc. intends to report any such gain or loss to the Internal Revenue Service in a manner consistent with the treatment of that gain or loss as capital gain or loss. If that gain or loss is treated as capital gain or loss, then any such gain or loss will generally be long-term capital gain or loss if you have held the note for more than one year as of the Maturity Date. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Upon a sale, exchange or other disposition of a note prior to the Maturity Date, you will recognize gain or loss in an amount equal to the difference between the amount of cash received and your tax basis in the note. Any such gain or loss will be treated as capital gain or loss. If you have held the note for more than one year as of the date of such sale, exchange or other disposition, any such capital gain or loss will generally be long-term capital gain or loss. If you are an individual, long-term capital gains will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Alternative characterizations

There can be no assurance that the Internal Revenue Service will agree with the foregoing treatment of the notes, and it is possible that the Internal Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to treat the notes as debt, in particular because the notes in form are debt instruments. For notes with maturities of one year or less, the Internal Revenue Service could seek to apply the regulations governing short-term debt obligations. In such a case, holders may be required to accrue income in advance of the receipt of cash and treat any gain realized on the sale, exchange or maturity of the notes as ordinary income. Any loss realized upon maturity would likely be treated as capital loss, except possibly to the extent of amounts, if any, previously included in income. For notes with maturities of more than one year, the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations. Those regulations would require you to accrue interest income at a market rate, notwithstanding that the notes would not provide for any payments prior to the Maturity Date, and generally would characterize gain and, to some extent, loss as ordinary rather than capital. Additionally, the Internal Revenue Service could assert that the selection and substitution of a Successor Basket Stock in the case of certain Reorganization Events results in a taxable exchange of the notes at the time of such selection and substitution, which could affect your holding period and the timing, amount and character of income recognized with respect to the notes. The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions.

Non-United States holders

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a non-United States holder of notes. We will not attempt to ascertain whether any Basket Stock would be treated as a United States real property interest within the meaning of Section 897(c)(1) of the Code. If one or more Baskets Stocks were so treated, certain adverse United States federal income tax consequences could possibly apply to a non-United States holder upon the sale, exchange or other disposition of the notes. You should refer to information filed with the SEC by such issuers of the Basket Stocks and consult your tax advisor regarding the possible consequences to you, if any, if an issuer of a Basket Stock is or becomes a United States real property holding corporation.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax, or an individual who is a United States expatriate and therefore subject to special treatment under the Code. Also, as discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal income or withholding tax on the sale, exchange or other disposition of the notes or on payments received with respect to the notes on the Maturity Date. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

United States federal withholding tax

Based on the treatment of the notes as cash-settled financial contracts, you should not be subject to United States federal withholding tax on payments upon any sale, exchange or other disposition of the notes or on payments received on the Maturity Date in respect of the notes.

United States federal income tax

Based on the treatment of the notes as cash-settled financial contracts, any gain realized upon the sale, exchange or other disposition of the notes or on payments received on the Maturity Date in respect of a note generally will not be subject to United States federal income tax unless (i) the gain is effectively connected with a trade or business in the United States of a non-United States holder, or (ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange or other disposition or in which the Maturity Date occurs, and certain other conditions are met.

United States federal estate tax

If you are an individual non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information reporting and backup withholding

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received by you or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a non-United States holder of notes, Lehman Brothers Holdings Inc. generally must report annually to the Internal Revenue Service and to you the amount of all payments paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, you will not be subject to backup withholding with respect to payments Lehman Brothers Holdings Inc. makes to you provided that Lehman Brothers Holdings Inc. does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an Internal Revenue Service Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

UNDERWRITING

The notes are being offered by us through Lehman Brothers Inc., as principal or agent. We and Lehman Brothers Inc. entered into a distribution agreement with respect to the notes. We may sell notes at a discount to the agent, as principal for its own account or for resale to one or more purchasers at varying prices related to prevailing market prices or at a fixed public offering price. Unless otherwise specified in the relevant terms supplement, any note purchased by the agent as principal will be purchased at 100% of the principal amount less a percentage specified in the relevant terms supplement. In addition, the agent may offer and sell notes purchased by it as principal to other dealers. These notes may be sold at a discount which, unless otherwise specified in the relevant terms supplement, will not exceed the discount to be received by the agent. After any initial public offering of notes to be resold to purchasers at a fixed public offering price, the public offering price and any concession or discount may be changed.

Lehman Brothers Inc., as agent, has agreed to use its reasonable best efforts to solicit orders to purchase notes. We will have the sole right to accept orders to purchase notes and may reject proposed purchases in whole or in part. Lehman Brothers Inc., as agent, will have the right to reject any proposed purchase in whole or in part. We will generally pay the agent a commission of up to 0.625% of the principal amount of notes sold through it as agent, depending on the stated maturity, unless otherwise specified in the relevant terms supplement.

We own, directly or indirectly, all of the outstanding equity securities of Lehman Brothers Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the NASD Conduct Rules regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

We may appoint other agents (either as principal or agent), other than or in addition to Lehman Brothers Inc., with respect to any issue of notes. Any other agents will be named in the relevant terms supplement and those agents will enter into the distribution agreement referred to above with respect to that issue of notes. The other agents may be our affiliates or our customers and may engage in transactions with and perform services for us in the ordinary course of business. Lehman Brothers Inc. may resell notes to or through another of our affiliates, as selling agent.

Lehman Brothers Inc. or another agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales will be made at prices related to market prices at the time of such offer or sale; accordingly, the agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, Lehman Brothers Inc. may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, Lehman Brothers Inc. may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. Lehman Brothers Inc. must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if Lehman Brothers Inc. is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, Lehman Brothers Inc. may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes. Lehman Brothers Inc. is not required to engage in these activities, and may end any of these activities at any time.

No action has been or will be taken by us, Lehman Brothers Inc. or any dealer that would permit a public offering of the notes or possession or distribution of this product supplement no. 870-I or the accompanying base prospectus or MTN prospectus supplement or the relevant terms supplement, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this product supplement no. 870-I or the accompanying base prospectus, MTN prospectus supplement or terms supplements or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agents or any dealer.

Each agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it, to the best of its knowledge after due inquiry, (i) will comply with all applicable laws and regulations in force in any jurisdiction in which it offers or sells the notes or possesses or distributes this product supplement no. 870-I and the accompanying base prospectus, MTN prospectus supplement or terms supplements and (ii) will obtain any consent, approval or permission required by it for the offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such offers or sales. We shall not have responsibility for any agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

The notes are not and will not be authorized by the Comisión Nacional de Valores for public offer in Argentina and may thus not be offered or sold to the public at large or to sectors or specific groups thereof by any means, including but not limited to personal offerings, written materials, advertisements or the media, in circumstances which constitute a public offering of securities under Argentine Law No. 17,811, as amended.

The notes have not been and will not be registered with the “Comissão de Valores Mobiliários” —the Brazilian Securities and Exchange Commission (“CVM”) and accordingly, the notes may not be sold, promised to be sold, offered, solicited, advertised and/or marketed within the Federative Republic of Brazil in an offering that can be construed as a public offering under CVM Instruction no 400, dated December 29, 2003, as amended from time to time.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes, or distribution of this product supplement no. 870-I or the accompanying base prospectus, MTN prospectus supplement or terms supplements may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the agent has represented and agreed, and each underwriter agrees, that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of the notes to the public in that Relevant Member State:

(a)	in (or in Germany, where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b)	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(c)	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(d)	at any time in any other circumstances which do not require the publication by Lehman Brothers Holdings Inc. of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The notes may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances that do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. Each Agent has not issued and will not issue any advertisement, invitation or document relating to the notes, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

The notes have not been, and will not be, registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission nor with the Mexican Stock Exchange and may not be offered or sold publicly in the United Mexican States. This product supplement no. 870-I and the accompanying base prospectus, MTN prospectus supplement or terms supplements may not be publicly distributed in the United Mexican States.

Neither this product supplement no. 870-I nor the accompanying base prospectus, MTN prospectus supplement or terms supplements have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this product supplement no. 870-I, the accompanying base prospectus, MTN prospectus supplement or terms supplements, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

The notes may not be publicly offered in Switzerland, as such term is defined or interpreted under the Swiss Code of Obligations. Neither this product supplement no. 870-I, the accompanying base prospectus, MTN prospectus supplement or terms supplements nor any of the documents related to the notes constitute a prospectus in the sense of article 652a or 1156 of the Swiss Code of Obligations.

In addition, notes that fall within the scope of the Swiss Investment Fund Act may not be offered and distributed by means of public advertising in or from Switzerland, as such term is defined or interpreted under the Swiss Investment Fund Act. Such notes will not be registered with the Swiss Federal Banking Commission under the Swiss Investment Fund Act and the corresponding Swiss Investment Fund Ordinance and investors will, therefore, not benefit from protection under the Swiss Investment Fund Act or supervision by the Swiss Federal Banking Commission.

Each agent has represented and agreed that:

(a)

in relation to any notes which have a maturity of less than one year, (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by such agent;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any notes in circumstances in which Section 21(1) of the FSMA does not apply to Lehman Brothers Holdings Inc.; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

This offering is extraterritorial (non-Venezuelan), directed exclusively to clients of the underwriters and as such, no registrations or authorizations will be required from the Comisión Nacional de Valores.

Unless otherwise specified in the relevant terms supplement, the settlement date for the notes will be the third business day following the pricing date (which is referred to as a “T+3” settlement cycle).

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and other arrangements subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we are a Party in Interest with respect to many Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable class, statutory or administrative exemption (as described below) or there was some other basis on which the transaction was not prohibited.

Accordingly, the notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of the notes is not prohibited, such as the exemption for certain transactions involving non-fiduciary service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code (the “Service Provider Exemption”). Each purchaser or holder of the notes or any interest therein, and each person making the decision to purchase or hold the notes on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), that on each day from the date on which the purchaser acquires its interest in the notes. to the date on which the purchaser disposes of its interest in the note, that such purchaser, by its purchase or holding of the notes or any interest therein that (a) its purchase and holding of the notes is not made on behalf of or with “plan assets” of any Plan or Plan Asset Entity or (b) its purchase and holding of the notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and neither Lehman Brothers Holdings Inc. nor any of its affiliates is acting as a fiduciary (within the meaning of Section 3(21)) of ERISA in connection with the purchase or holding of the notes and has not provided any advice that has formed or may form a primary basis for any investment decision concerning the purchase or holding of the notes.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each purchaser or holder of the notes or any interest therein will be deemed to have represented and warranted by its purchase or holding of the notes or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.

Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, the Service Provider Exemption, or some other basis on which the acquisition and holding is not prohibited.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase and holding of the notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any notes to any plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.